Exhibit 16.1

June 3, 2025

U.S. Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Ladies and Gentlemen:

We have read the statements made by the Northwest Pipe Company included under Item 4.01 of its Current Report on Form 8‑K dated June 3, 2025 to be filed with the Securities and Exchange Commission. We agree with the statements concerning our Firm contained therein.

Sincerely,

/s/ Moss Adams LLP